Exhibit 99.1

Schnitzer Announces Fourth Quarter Fiscal 2019 Preliminary Results and Earnings Date

Fourth Quarter and Fiscal Year-End Earnings Conference Call 11:30 a.m. Eastern on October 24, 2019

PORTLAND, Ore.--(BUSINESS WIRE)--September 26, 2019--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today announced preliminary results for its fiscal 2019 fourth quarter ended August 31, 2019. The Company expects fourth quarter earnings from continuing operations to be in the range of $0.37 - $0.42 per share and adjusted earnings to be in the range of $0.38 - $0.43 per share. This range is a decrease compared to third quarter of fiscal 2019 reported and adjusted earnings from continuing operations of $0.56 and $0.65 per share, respectively, and a decrease relative to fourth quarter of 2018 reported and adjusted earnings of $2.08 and $2.11 per share, respectively, which included a discrete tax benefit of $1.06 per share.

Markets for recycled metals weakened in the fourth quarter, including a marked deterioration in August with a continued decline in September. In Auto and Metals Recycling (AMR), weak domestic and export demand for scrap metal led to a significant decrease in selling prices for ferrous products to levels last seen in 2017 contributing to a compression in metal spreads in the fourth quarter. Market prices for nonferrous products, and zorba in particular, also continued to decline throughout the fourth quarter as they were impacted by the ongoing effects of trade actions, including Chinese tariffs on imports from the US and a global slowdown in manufacturing production, as well as new Chinese import regulations, effective July 1, 2019, which imposed restrictive import quotas, and license and other requirements on imports of scrap products by Chinese companies. In Cascade Steel and Scrap (CSS), average finished steel prices in the fourth quarter are expected to decrease by over 10% from the multi-year peak reached earlier in the year, negatively impacted by extended customer destocking and outpacing the decline in scrap prices.

Divisional Operating Performance

AMR expects to report quarterly operating income in the range of $21 million - $22 million, or $21 - $22 per ferrous ton, which represents a sequential decrease due primarily to a significant decline in ferrous and nonferrous scrap prices during the latter two months of the quarter, as well as seasonally lower retail sales and higher environmental-related expense. Average net ferrous and nonferrous selling prices are expected to be lower sequentially by 8% and 10%, respectively. Ferrous and nonferrous sales volumes are expected to increase sequentially by 9% and 4%, respectively. However, the benefits from higher volumes and from reductions in purchase prices for raw materials were only able to partially offset the decline in selling prices for scrap.

CSS expects to report quarterly operating income of approximately $6 million. While finished steel sales volumes are expected to increase by approximately 4% from the third quarter, operating income is expected to be lower sequentially primarily due to lower average net selling prices for finished steel products, particularly wire rod, outpacing the decline in raw material costs.

Corporate Items

Consolidated financial performance in the fourth quarter is expected to include Corporate expense of approximately $11 million compared to $13 million in the third quarter, which included a $2 million charge related to the settlement of a wage and hour class action lawsuit. The effective tax rate for the fourth quarter of fiscal 2019 is expected to be an expense of approximately 23%.

We expect to generate strong operating cash flow in the range of $80 million for the fourth quarter, resulting in a $37 million sequential reduction in debt to $105 million and a reduction in debt, net of cash to $93 million as of the end of the fourth quarter. We expect capital expenditures to be in the range of $33 million in the fourth quarter. (For a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section.)

During the fourth quarter, we returned capital to shareholders through our 102nd consecutive quarterly dividend and the repurchase of approximately 115,000 shares of our Class A common stock in open market transactions pursuant to our ongoing authorized share repurchase program.

The preliminary, unaudited information provided above is based on the Company’s current estimates of its financial results for the fourth quarter and fiscal year ended August 31, 2019 and remains subject to change based on management’s ongoing review of the Company’s fourth quarter financial results and the completion of the Company’s annual audit.

The Company will report financial results for its fourth quarter and fiscal year ended August 31, 2019 on Thursday, October 24, 2019 and will host a webcast conference call to discuss the results as well as an update on market conditions and outlook for its first quarter of fiscal 2020 at 11:30 a.m. Eastern on the same day. The webcast of the call and the accompanying slide presentation may be accessed on Schnitzer’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events. The call will be hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations.

Replay Information

Toll Free Dial: (855) 859-2056
Toll Free International Dial: (404) 537-3406
Conference ID: 2174549
Replay Available: 10/24/2019 to 10/29/2019

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Non-GAAP Financial Measures

This press release contains expected performance based on adjusted diluted earnings per share from continuing operations attributable to SSI which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this measure for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for a charge related to the settlement of a wage and hour class action lawsuit, charges for legacy environmental matters net of recoveries, asset impairment charges net of recoveries, restructuring (recoveries) charges and other exit-related activities, and income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Adjusted Diluted Earnings per Share from Continuing Operations Attributable to SSI

($ per share)

	Quarter
	4Q19		3Q19	4Q18
	High	Low
Diluted earnings per share from continuing operations attributable to SSI	$0.42	$0.37	$0.56	$2.08
Charge related to the settlement of a wage and hour class action lawsuit	—	—	0.08	—
Charges for legacy environmental matters, net (1)	0.03	0.03	0.02	0.05
Asset impairment charges, net	—	—	—	0.02
Restructuring (recoveries) charges and other exit-related activities	(0.02)	(0.02)	—	(0.03)
Income tax (benefit) expense allocated to adjustments	—	—	(0.01)	(0.01)
Adjusted diluted earnings per share from continuing operations attributable to SSI	$0.43	$0.38	$0.65	$2.11
(1)

Legal and environmental charges for legacy environmental matters, net of recoveries. Prior periods have been recast for comparability. Legacy environmental matters include charges (net of recoveries) related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies. See Note 5 –Commitments and Contingencies, ‘Portland Harbor’ and ‘Other Legacy Environmental Loss Contingencies’ in the Company’s most recently filed 10-Q on June 26, 2019.

Debt, Net of Cash

The following is a reconciliation of debt, net of cash (in millions):

	August 31, 2019	May 31, 2019	August 31, 2018
Total debt	$105	$142	$107
Less: cash and cash equivalents	12	8	5
Total debt, net of cash(1)	$93	$134	$103
(1)	May not foot due to rounding.

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of federal tax reform; the impact of tariffs, quotas and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; our ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of tariffs, quotas and other trade actions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations: Michael Bennett (503) 323-2811
Website: www.schnitzersteel.com
Email: ir@schn.com